A-8

National Grid (Ireland) 2 Limited

Profit and loss account
for the year ended March 31, 2001

	$m
---------------------------------------------------------------------------

Operating costs	(0.1)
	------

Operating loss - continuing operations	(0.1)

Loss on disposal of business	(1.6)
Dividends received	164.0
	------

Profit on ordinary activities before and after
taxation retained for the year	162.3
	=======



Reconciliation of net income to US GAAP


Profit on ordinary activities after taxation under UK GAAP	162.3

Adjustments to conform with US GAAP
  Equity in income of companies	77.8
  Dividends received	(164.0)
	--------

Net income under US GAAP	76.1
	=========




The profit and loss account is prepared under UK GAAP.






National Grid (Ireland) 2 Limited
Balance sheet
at March 31, 2001



	$m
---------------------------------------------------------------------------

Fixed assets
Investment	3,129.6
	-------

	3,129.6
	-------
Current assets
Debtors (amounts falling due within one year)	0.3
Cash and deposits	0.1
	---
	0.4

Creditors (amounts falling due within one year)
Other creditors	(7.2)
	------

Net current liabilities	(6.8)

	-------
Net assets employed	3,122.8
	========


Capital and reserves
Called up share capital 	37.3
Share premium account	2,923.0
Profit and loss account	162.5
	-------
Equity shareholders' funds 	3,122.8
	========

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	3,122.8

Adjustments to conform with US GAAP
  Investments in subsidiaries, at equity	101.9
  Dividends received	(164.0)
	-------

Equity shareholders' funds under US GAAP	3,060.7
	========



The balance sheet is prepared under UK GAAP.




National Grid (Ireland) 2 Limited
Cash flow statement
for the year ended March 31, 2001


	$m
--------------------------------------------------------------------------

Returns on investments and servicing of finance
Dividends received	164.0

Acquisitions and disposals
Payments to acquire investments	(171.0)

Financing
Movement in inter-business balances	7.1
	----

Movement in cash and overdrafts	0.1
	======



Summary cash flow statement under US GAAP

Net cash provided by operating activities	164.0
Net cash used in investing activities	(171.0)
Net cash provided by financing activities	7.1
	-------
Net increase in cash and cash equivalents	0.1
Cash and cash equivalents at beginning of year	-
	----
Cash and cash equivalents at end of year	0.1
	=====

Cash and deposits per balance sheet - cash and equivalents	0.1
	====


The cash flow statement is prepared under UK GAAP and the summary cash flow statement is prepared under US GAAP.





National Grid (Ireland) 2 Limited
Profit and loss reserve
for the year ended March 31, 2001


	$m
-------------------------------------------------------------------------

At April 1, 2000	0.2

Retained profit for the year	162.3
	-----
At March 31, 2001	162.5
	======



Reconciliation of profit and loss reserve to retained earnings under US GAAP

Profit and loss reserve under UK GAAP
at March 31, 2001	162.5

Adjustments to conform with US GAAP
  Equity in income of companies	77.8
  Dividends received	(164.0)
	-------

Retained earnings under US GAAP at March 31, 2001	76.3*
	=======



*  Includes cumulative other comprehensive losses of $2.9m


The profit and loss reserve is prepared under UK GAAP.

